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                                                                   Exhibit 10.46
                                                                   -------------

                            [SWITCHBOARD LETTERHEAD]



May 9, 2000


Mr. Kevin P. Lawler
95 Lorraine Metcalf Drive
Wrentham, MA  02093

Dear Kevin:

It is my pleasure to offer you the position of Vice President, Human Resources of Switchboard Incorporated ("Switchboard" or "Company") reporting to me. The Senior Management members of Switchboard with whom you have met believe your expertise will contribute significantly to Switchboard's ability to attain our goals and realize our full potential.

The following items comprise the details of the offer:

A.   Compensation
     ------------

     The base salary will be $4,807.69 biweekly, or $125,000 annually.

B.   Sign-on Bonus
     -------------

     You will receive $10,000 as a one-time cash sign-on bonus (less applicable taxes and deductions), which you will be eligible to receive as of your date of hire and will be paid out in your first 30 days of employment. This amount would be recoverable in full by Switchboard should you terminate your employment within 12 months from your date of hire.

C.   Bonus Plan
     ----------

     You will be eligible to participate in a Performance Bonus Plan that is targeted at an annualized rate of $40,000 at 100% achievement. You will also be eligible to earn up to an additional $15,000 in annual bonus payments upon achievement of goals that exceed the 100% performance levels. Payment of this bonus will be based upon a combination of Switchboard Company performance and achievement of your individual objectives that will be discussed and defined with you during your first month of employment.
     You will not be eligible for a performance bonus for the second quarter ending June 30, 2000. Bonus payments are normally paid within 45 days of the quarter end. You must be employed for 30 days after the end of a quarter in order to receive that quarter's bonus payment.
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Mr. Kevin P. Lawler                 Page 2                           May 9, 2000

D.   First Year Guarantee
     --------------------

     During your first year of employment you will be guaranteed $20,000 of your target bonus paid in equal quarterly installments beginning with the July 1, 2000 quarter. In the event of an involuntary separation during your first year of employment, you will receive your First Year Guarantee on a prorated basis as of the effective date of the termination.

E.   Stock
     -----

     You will be granted an option to purchase an aggregate of 30,000 shares of Common Stock of the Company in accordance with the applicable terms and conditions of Switchboard's 1999 Stock Incentive Plan. These options will be priced using the closing price on the NASDAQ National Market on your date of hire and they will vest 25% on the first anniversary of the date of grant and quarterly thereafter for the next three (3) years on the anniversary of your date of grant.

     In the event of a Change in Control, (defined under separate cover within the Stock Option Agreement document), 50% of your issued but unvested stock options in a given vesting schedule shall vest if;

          1.   you remain employed by the Company for a continuous period of six
               (6) months after the effective Change in Control date; or

          2. you elect to resign within six (6) months of the effective Change in Control date because your job title and/or overall targeted cash compensation are materially reduced from levels in effect immediately prior to the Change in Control.

F.   Benefits
     --------

     You will be eligible for group medical, dental, disability and life insurance through the Company. Coverage for you and your dependents will commence on your first day of employment, subject to any insurers' eligibility requirements and the payment of any applicable employee contributions.

G.   Protection in the Event of Termination
     --------------------------------------
     If your employment is terminated by Switchboard for any reason, except For Cause (defined herein), Switchboard will provide you the following payments and benefits:

          . Switchboard will pay you on a biweekly basis your base salary until you have obtained other employment to a maximum of six months from the effective date of your termination or Switchboard will pay you on a biweekly basis the difference between any outside earnings
             (for example in the case of obtaining consulting assignments) and your Switchboard base salary for a maximum of six months from the effective date of your termination.
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Mr. Kevin P. Lawler                 Page 3                           May 9, 2000

          . Switchboard will pay you all bonuses you have earned or that are guaranteed (on a pro-rata basis) as of the effective date of your termination.

          . Switchboard will provide up to six months of continued medical and dental insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions.

          . Termination of employment for cause ("For Cause") shall mean termination by reason of (a) any act or omission involving dishonesty, gross negligence or serious misconduct, or (b) your conviction of, or the entry of a pleading guilty or nolo contendere by you to, any crime involving sexual harassment or any felony. Termination of employment For Cause will be presented in writing, accompanied by a written statement of reasons. A process of binding arbitration will resolve disagreements.

H.   Employment Status; Offer Terms
     ------------------------------

     Since Switchboard's standard policy does not provide for agreements guaranteeing employment for any specific period of time, this offer is not intended to be construed as an employment contract. Therefore, you are, and shall remain, an employee at will.

     The terms of this offer are valid for the duration of your employment subject to a 30-day notice period of cancellation by either party.

Please confirm your acceptance of this offer for employment no later than May 12, 2000, by signing this letter and providing your start date where indicated below, and by signing the enclosed Invention and Non-Disclosure Agreement. Please return both documents to me at your earliest convenience.

In addition, you will be required to provide proof of eligibility to work in the United States per federal legislation. A listing of required documentation (Form I-9) is also enclosed.

Kevin, I look forward with great expectation to you joining our team and leading the Human Resources Organization at Switchboard. I am confident you will be highly successful.

Sincerely,

/s/ Douglas J. Greenlaw
-----------------------
Douglas J. Greenlaw
Chief Executive Officer
Switchboard Incorporated

cc:  A. Milstein, Controller


Accepted:  /s/ Kevin P. Lawler               6/12/00
           ------------------------          -------------------
           Kevin P. Lawler                   Start Date